Exhibit 99.1

         KEWAUNEE SCIENTIFIC REPORTS RESULTS FOR YEAR AND FOURTH QUARTER

    STATESVILLE, N.C., June 21 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its fiscal year and fourth quarter ended April 30, 2006.

    Sales for the year were $84,071,000, an increase of 14.4% from sales of $73,481,000 in the prior year. Net earnings were $193,000, or $0.08 per diluted share, as compared to a net loss of $147,000, or $0.06 per diluted share, for the prior year. Excluding an after-tax gain of $540,000, or $0.22 per diluted share, related to the sale of the Company's former Lockhart, Texas property, a net loss for the year of $347,000, or $0.14 per diluted share, was incurred.

    Domestic demand for laboratory furniture products continued its gradual improvement during the year. Sales to domestic customers were $72,027,000, an increase of 6.2% over the prior year. Although demand for these products improved, prices remained very competitive.

    Growth accelerated for the Company's Asian subsidiaries during the year. International sales increased 113% to $12,044,000, of which $3,215,000 was for products manufactured in Statesville. The Company continued to increase its investment and representation in the Asian area to position itself for further expansion in this rapidly growing laboratory research market.

    The Company's order backlog was $36.4 million at April 30, 2006, as compared to $40.6 million at April 30, 2005.

    The Company continued its aggressive activities during the year to reduce factory overhead, manufacturing costs, and material costs. Significant capital cost improvement projects in each of the three Statesville plants were completed during the third quarter of the year. Additionally, good progress was made in reducing the prices paid for raw materials by continuing our diligent searching for alternative vendors and more competitive pricing. The Company was successful during the year in reducing operating expenses. Operating expenses declined to 14.5% of sales, or $12,175,000, from 17.3% of sales, or $12,699,000, in the prior year.

    "Fiscal year 2006 was a difficult year, especially in the fourth quarter," said William A. Shumaker, President and Chief Executive Officer of Kewaunee. "Improved demand for our products in the domestic marketplace, increased success of our international businesses, and continued reductions of costs throughout the Company were overshadowed by a number of factors that adversely affected earnings. Domestic selling prices for laboratory products declined further during the year, as manufacturers reacted to excess manufacturing capacity in the marketplace. Costs of raw materials, energy, and transportation continued their escalation that began in the prior year. As in the prior year, the Company continued to have only limited success in its efforts to pass on these added costs to customers.

    "We ended the year with a strong balance sheet," Mr. Shumaker continued. "Working capital was $11.0 million at year-end. Stockholders' equity was $25.5 million, or $10.25 per share. Total debt was $9.1 million, resulting in a debt to equity ratio of .35-to-1, while unrestricted cash on hand increased to $929,000. We expect our balance sheet to further strengthen during the coming year as we work toward improving our operating profits.

    "Looking forward, we continue to face a number of uncertainties in this highly-competitive marketplace. We will continue to implement our plans to improve manufacturing efficiencies and reduce costs, which will allow us to compete profitably in the domestic marketplace. We will also continue to accelerate our investment and representation in our growing and profitable international operations."

    Sales for the fourth quarter ended April 30, 2006 were $23,720,000, an increase of 23.5% from sales of $19,205,000, in the same period last year. Domestic sales in the quarter were $18,253,000, an increase of 4.0% over the prior year. International sales were extremely strong in the quarter, as sales increased to $5,467,000, of which $1,310,000 was for products manufactured in Statesville. International sales in the same period last year were $1,654,000, of which $350,000 was for products manufactured in Statesville.

    A net loss for the fourth quarter of $254,000, or $0.11 per diluted share, was incurred. Earnings for the quarter were adversely affected by the various negative factors discussed above, with selling margins particularly slim during the quarter. Net earnings in the fourth quarter last year were $294,000, or $.12 per diluted share. Net earnings in that quarter were increased by an income tax benefit of $261,000.

    Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

    Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.

    Contact:  D. Michael Parker
              704/871-3290

                      Consolidated Statements of Operations
                    (in thousands, except per share amounts)

                                        Three Months Ended          Year Ended
                                             April 30                 April 30
                                       --------------------    ---------------------
                                         2006        2005        2006         2005
                                       --------    --------    --------     --------
                                            (Unaudited)
Net sales                              $ 23,720    $ 19,205    $ 84,071     $ 73,481
Cost of products sold                    20,629      15,687      71,663       60,997
Gross profit                              3,091       3,518      12,408       12,484

Operating expenses                        3,223       3,363      12,175       12,699
Operating earnings (loss)                  (132)        155         233         (215)

Other (expense) income                       51          (2)        934            2
Interest expense                           (153)        (56)       (470)        (310)

Earnings (loss) before
 income taxes                              (234)         97         697         (523)
Income tax (benefit) expense                (38)       (261)        288         (488)

Earnings (loss) before
 minority interests                        (196)        358         409          (35)
Minority interest in
 subsidiaries                               (58)        (64)       (216)        (112)
Net earnings (loss)                    $   (254)   $    294    $    193*    $   (147)

Net earnings (loss)
 per share
           Basic                       $  (0.11)   $   0.12    $   0.08     $  (0.06)
           Diluted                     $  (0.11)   $   0.12    $   0.08     $  (0.06)

Weighted average number
 of common shares outstanding
 (in thousands)
           Basic                          2,492       2,492       2,492        2,491
           Diluted                        2,492       2,492       2,493        2,495

    *Includes a non-recurring after-tax gain on the sale of property in the amount of $540,000, $.22 per diluted share.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                     April 30   April 30
                                                       2006       2005
                                                     --------   --------
Assets
Cash and cash equivalents                            $    929   $    225
Restricted cash                                           399        379
Receivables, less allowances                           23,199     21,683
Inventories                                             5,860      3,542
Prepaid expenses and other current assets               1,011        951
    Total current assets                               31,398     26,780
Net property, plant and equipment                      11,163     10,730
Property held for sale                                     --      1,450
Other assets                                            7,911      7,252
Total Assets                                         $ 50,472   $ 46,212

Liabilities and Stockholders' Equity

Short-term borrowings                                $  8,216   $  3,778
Current portion of long-term debt
 and capital leases                                       260      1,042
Accounts payable                                        9,074      8,558
Other current liabilities                               2,823      3,021
    Total current liabilities                          20,373     16,399
Long-term debt and capital leases                         583        307
Other non-current liabilities                           3,970      3,517
Total stockholders' equity                             25,546     25,989
Total Liabilities and Stockholders'
 Equity                                              $ 50,472   $ 46,212

SOURCE  Kewaunee Scientific Corporation
    -0-                             06/21/2006
    /CONTACT: D. Michael Parker of Kewaunee Scientific Corporation, +1-704-871-3290/
    /Web site: http://www.kewaunee.com /
    (KEQU)